Exhibit 10.2

EXECUTION COPY

Statement of Work and Account Satisfaction Agreement

This Statement of Work and Account Satisfaction Agreement (“SOW Agreement”) is made and entered into on February 4, 2015 by and between Neurotrope Bioscience, Inc. (“NTRP” or “Neurotrope”) and Blanchette Rockefeller Neurosciences Institute (“BRNI”) (each, a “Party” and collectively, the “Parties”), and is effective as of October 1, 2014 (the “SOW Agreement Effective Date”), pursuant to that certain Technology License and Services Agreement dated October 31, 2012 by and between NTRP, on the one hand, and BRNI and NRV II LLC, on the other hand, as amended by Amendment No. 1 to the Technology License and Services Agreement dated August 21, 2013, and as further amended and restated as of February 4, 2015 (the “TLSA”). This SOW Agreement hereby incorporates, and is subject to, the terms and conditions of the TLSA. All capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the TLSA.

WHEREAS, the Parties intend that this SOW Agreement shall constitute both a Statement of Work pursuant to Paragraphs 3.1 and 3.2 of the TLSA for Services to be provided by BRNI to NTRP under the TLSA and an agreement between the Parties regarding the satisfaction of the Outstanding Reimbursement Amounts Due (defined below) through the payment of certain Services Fees under this SOW Agreement.

WHEREAS, pursuant to the TLSA, BRNI licensed certain intellectual property owned by BRNI or its affiliates to NTRP in consideration of the terms and conditions set forth in the TLSA; and

WHEREAS, the TLSA provides, in Section 3 thereof, as amended, that NTRP may submit requests for Services to BRNI pursuant to Section 3.1 and 3.2, as amended, which requests shall be confirmed by SOW’s entered into between NTRP and BRNI; and

WHEREAS, pursuant to Section 3.2 of the TLSA, as amended, NTRP and BRNI entered into an SOW on August 28, 2013 for “Prospective Clinical Study to Validate the Accuracy of 3 Proprietary Biomarkers” (the “Diagnostic SOW”); and

WHEREAS the objectives of the Diagnostic SOW have not been completed within the twelve month term contemplated therein; and

WHEREAS the Diagnostic SOW contained extension provisions which by agreement of the parties have been suspended pending the development of this SOW; and

WHEREAS pursuant to Section 3.1 and 3.2 of the TLSA, as amended, the Parties entered into an SOW on March 11, 2014 for “Work Products and Tasks related to the launch of Study 201” (the “First Therapeutic SOW”); and

WHEREAS BRNI has completed the work required pursuant to the First Therapeutic SOW; and

WHEREAS pursuant to Section 5.6 of the TLSA, BRNI has the “sole and exclusive right (but not the obligation) to apply for, file, prosecute, or maintain patents and applications for the Licensed IP, in each case, in any jurisdiction throughout the world;” and

WHEREAS Section 5.6 of the TLSA further provides that “Neurotrope shall reimburse BRNI for all of the attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to any of the foregoing” (i.e. applications for filing, prosecution or maintenance) subject to certain provisos; and

WHEREAS BRNI has invoiced NTRP for reimbursable patent prosecution and maintenance costs (pursuant to Section 5.6 of the TLSA) in the amount of two hundred eighty eight thousand dollars ($288,000) covering BRNI’s costs and expenses prior to July 2014 (the “First Patent Reimbursement Expenses”); and

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WHEREAS BRNI has incurred one hundred forty two thousand dollars ($142,000) in reimbursable patent prosecution and maintenance costs (pursuant to Section 5.6 of the TLSA) covering BRNI’s costs and expenses from July 2014 through September 2014 (the “Second Patent Reimbursement Expenses”); and

WHEREAS NTRP agreed that BRNI should undertake, pursuant to BRNI’s authority from the United States Food and Drug Administration (the “FDA”), human compassionate use trials and NTRP’s Board of Directors authorized NTRP’s management to spend up to $500,000 of funding to BRNI therefor; and

WHEREAS BRNI has invoiced NTRP for compassionate use trial expenses and one hundred thousand dollars ($100,000) of those invoices remains outstanding (the “Compassionate Use Invoices,”) (together with the First Patent Reimbursement Expenses and Second Patent Reimbursement Expenses, being the “Outstanding Reimbursement Amounts Due”) and as part of the settlement hereunder NTRP is reimbursing BRNI for the Outstanding Reimbursement Amounts Due; and

WHEREAS NTRP agrees to engage BRNI, pursuant to Section 3.1 and 3.2 of the TLSA, as amended, and this SOW Agreement, to 1) perform additional therapeutic drug development; 2) perform additional diagnostic test development; 3) perform additional compassionate use trials, now known as expanded access trials; 4) conduct initial research on the application of BRNI’s PKC epsilon platform to treat Fragile X disease; 5) conduct research on PUFA derivatives as alternatives to Bryostatin for commercial purposes as PKC epsilon activators; and 6) may wish to engage appropriate BRNI personnel for activities not related to items 1, 2 3 4, and 5 of this paragraph; and

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WHEREAS NTRP and BRNI wish to establish procedures whereby BRNI will advise NTRP on the design and implementation of prospective clinical trials using the licensed BRNI Intellectual Property;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows.

1.	This SOW Agreement shall commence as of the SOW Agreement Effective Date and shall expire on September 30, 2015 (the “SOW Agreement Term”). The Diagnostic SOW is hereby terminated by mutual agreement of the Parties effective as of August 30, 2014 and neither Party has or shall have any rights, claims, damages or obligations for Services or costs pursuant to the Diagnostic SOW.

2.	NTRP shall pay BRNI two million four hundred thousand dollars ($2,400,000) in Service Fees payable in the amount of two hundred thousand dollars ($200,000) per month for each month from October 1, 2014 through September 30, 2015. NTRP agrees that the full two million four hundred thousand dollars ($2,400,000) is a binding obligation of NTRP, and any failure to pay the full amount shall constitute a breach of TLSA, as amended, and this SOW Agreement. The payments for October and November of 2014 in the amount of four hundred thousand dollars ($400,000) have been paid by Neurotrope and are hereby acknowledged by BRNI. Notwithstanding anything to the contrary contained in Section 4.7 of the TLSA, Neurotrope may not credit any such Services Fees against any Fixed Research Fee.

3.	NTRP and BRNI agree that the first three (3) payments referred to in Paragraph 2 of this SOW Agreement (ie., the first six hundred thousand dollars ($600,000), if and when fully made to BRNI, shall satisfy the Outstanding Reimbursement Amounts Due, which total five hundred and thirty thousand dollars ($530,000), including in the aggregate the Compassionate Use Invoices, the First Patent Reimbursement Expenses and the Second Patent Reimbursement Expenses all of which were incurred prior to the SOW Agreement Term.

4.	The payments set forth in Paragraph 2 above, as and when made to BRNI, shall also satisfy NTRP’s obligations to reimburse BRNI pursuant to Section 5.6 of the TLSA for any attorneys’ fees, translation costs, filing fees, maintenance fees, and other costs and expenses related to applying for, filing, prosecuting, and maintaining patents and applications for the Licensed IP incurred by BRNI during the SOW Agreement Term (but, for the avoidance of doubt, such payments shall not satisfy any attorneys’ fees, translation costs, filing fees, maintenance fees, or other costs or expenses related to applying for, filing, prosecuting, and maintaining patents and applications for the Licensed IP incurred by BRNI after the expiration or termination of the SOW Agreement Term).
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5.	NTRP and BRNI hereby agree to establish the following consultative process to facilitate clinical trials and other scientific and commercial development of the licensed Intellectual Property: a) Warren Wasiewski, M.D., Executive Vice President of Development and Chief Medical Officer of NTRP (“Dr. Wasiewski”), and Dan Alkon, M.D., Chief Scientific Officer of NTRP and Scientific Director of BRNI (“Dr. Alkon”), shall at least once a week have a conference call to be scheduled at their mutual convenience; b) Dr. Wasiewski and Dr. Alkon shall meet in person at least once a month to be scheduled at their mutual convenience, alternating locations with Neurotrope paying reasonable travel expenses for both Parties; c) in the event that there are issues of significant scientific disagreement between Dr. Wasiewski and Dr. Alkon, NTRP will promptly convene a meeting of as many members of its Clinical Advisory Board (“CAB”) as feasible, but in no event less than 50% of the members who shall provide advice to Dr. Wasiewski and Dr. Alkon regarding the matter in disagreement; and, d) in the event that, having received the advice of the CAB members who attended the meeting, the matter is still in disagreement between Dr. Wasiewski and Dr. Alkon, the matter shall be referred to the NTRP Board of Directors for resolution consistent with Paragraphs 3.1 and 3.2 of the TLSA. In addition, Dr. Wasiewski and Dr. Alkon shall be permitted to participate at the meeting of the CAB, whose current members are listed on Attachment A to this SOW Agreement, which is incorporated herein and made a part hereof BRNI shall be advised of proposed replacements to the members of the CAB and Neurotrope shall consider BRNI’s comments concerning any such replacement but BRNI’s consent shall not be required.

6.	BRNI agrees to use commercially reasonable efforts to enroll at least four (4) additional compassionate use or expanded access patients, in trials of BRNI’s Alzheimer’s (“AD”) therapeutic drug platform during the SOW Agreement Term, and the payments set forth in Paragraph 2 above, shall satisfy any and all of NTRP’s obligation whatsoever to BRNI or to any other Third Party for costs incurred or to be incurred by BRNI relating to such trials during the SOW Agreement Term. It is understood and agreed by the Parties that BRNI may receive cost reimbursement from patients, patients’ families, or other Third Parties in connection with such enrolled patients and administration of these trials. It is further understood and agreed by the Parties that (i) the FDA approval for an additional six month trial performed on a pre-existing patient shall constitute one of the four additional compassionate use or expanded access patients, and (ii) BRNI shall use best reasonable efforts to enroll a 5th compassionate use or expanded access patient during the SOW Agreement Term. With respect to such patients, BRNI will consult with Dr. Warren Wasiewski concerning the protocol and suitability of the patients, and if there is a disagreement between Dr. Alkon and Dr. Wasiewski, then they shall seek the advice of the CAB pursuant to Paragraph 5 above.

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7.	Consistent with the provisions of Paragraph 5 hereof, BRNI shall perform the Services requested by NTRP for the further development of BRNI’s AD therapeutic drug platform as set forth in Attachment B to this SOW Agreement, which is incorporated herein and made a part hereof and BRNI’s costs therefore shall be satisfied pursuant to the payments set forth in Paragraph 2 above. It is understood and agreed by the Parties that nothing herein shall constitute a waiver by BRNI of any of its rights under Paragraphs 3.1 and 3.2 of the TLSA following the date of this SOW Agreement, and any proposed agreements between NTRP and any third party provider for services relating to clinical trials or other development of the BRNI AD therapeutic drug platform shall be subject to the provisions of Paragraphs 3.1 and 3.2 of the TLSA and Attachment B hereto.

8.	Consistent with the provisions of Paragraph 5 hereof, BRNI shall perform the Services for the further development of BRNI’s AD diagnostic test, as set forth in Attachment C to this SOW Agreement, which is incorporated herein and made a part hereof, and BRNI’s costs therefor shall be satisfied pursuant to the payments set forth in Paragraph 2 above. NTRP shall reimburse Alere, Inc. in the amount of one hundred fifty thousand dollars ($150,000), as evidenced by a copy of the appropriate invoice from Alere to BRNI, in order to obtain the blinded clinical diagnoses and autopsy results obtained under the former Alere-BRNI diagnostic trial program, in order for BRNI to perform the Services set forth in this paragraph. The study design will be implemented in accordance with the terms of Attachment C-1 to this SOW Agreement, which is incorporated herein and made a part hereof. It is the goal of this Agreement that BRNI deliver a commercially-marketable AD diagnostic product in twelve months from the date of execution of an agreement with Johns Hopkins University (“JHU”) as set forth herein. It is understood and agreed, however, that in order to meet this goal, it will be necessary to obtain additional samples pursuant to an agreement with JHU, as set forth in Attachment D, which is incorporated herein and made a part hereof. The contract with JHU shall require NTRP to provide funding to JHU for the following: a) a statistician who will design and implement a validation trial, including therein a futility analysis trial, as set forth in Attachment C-1, b) obtaining, by purchase, the number of clinical diagnoses and skin samples from JHU which, combined with the Alere diagnoses and samples, will provide a sufficient number for the futility analysis trial and, c) purchase from JHU additional diagnoses, autopsies, and samples necessary to complete the validation trial provided that the futility analysis trial does not indicate that further sample analysis will not result in achieving statistically significant differences between the groups (see Attachment C-1) with 90% sensitivity and specificity. It is further understood and agreed by the parties that part c of the JHU contract shall not become operative until NTRP is able to secure at least five million dollars ($5,000,000) in additional funding. In the event NTRP does not proceed with part c of the JHU contract by June 30, 2015, then NTRP hereby agrees that the BRNI AD Diagnostic test is no longer a part of the Licensed Technology under the TLSA and all rights to it shall revert to BRNI. In the event either, as a result of the futility analysis or, if conducted, the full validation trial, the BRNI AD Diagnostic test fails to achieve a high confidence level of statistical validity, the parties understand and agree that the obligation to develop a commercially-marketable AD diagnostic product may not be satisfied and, if so, shall not be considered a breach of this SOW Agreement or the TLSA by BRNI or NTRP and shall not be cause for any reduction in the payments from NTRP to BRNI as set forth in Paragraph 2 hereof.

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9.	BRNI agrees, as owner of FDA-approved open label IND 71,276, that, to the extent permitted by applicable law, it will transfer to NTRP all of BRNI’s rights and regulatory obligations therefor, provided, however, that BRNI shall retain the responsibility for regulatory obligations related to the compassionate use expanded access trials. BRNI also agrees to provide the FDA with the letter attached hereto and made a part hereof as Attachment E. It is understood and agreed by the parties that Attachment E is intended to provide NTRP with the right to reference the IND in connection with NTRP’s application to the FDA for orphan drug designation for treatment of Niemann Pick disease with bryostatin and in connection with NTRP’s development program of Fragile X disease. Furthermore, should NTRP wish to transfer such rights and obligations to a Third Party in connection with an assignment of the TLSA pursuant to Paragraph 13.1 thereof and, subject to BRNI’s consent which shall not be commercially unreasonably withheld, BRNI will promptly take all appropriate action to effectuate such transfer to the assignee. Notwithstanding the foregoing, the parties understand and agree that BRNI’s rights under Section 3.1 and 3.2 of the TLSA apply to NTRP’s drug development for Fragile X disease using the Licensed Technology. For the avoidance of doubt, ownership of the aforesaid IND shall remain with BRNI and, in the event of any termination of the TLSA, the transfer provided herein to NTRP shall terminate.

10.	Consistent with the provisions of Paragraph 5 hereof, BRNI agrees to conduct initial research on the application of its PKC epsilon platform (including activation thereof) to treat Fragile X disease. This initial or Phase I research is described in Attachment F, which is attached hereto and made a part hereof, and the payments set forth in Paragraph 2 above shall satisfy any and all of NTRP’s obligations to BRNI for its work pursuant to this Paragraph 10. It is understood and agreed that additional, or Phase II, Services on Fragile X, if requested by NTRP, shall be the subject of an additional SOW between NTRP and BRNI pursuant to Paragraph 3.1 of the TLSA.

11.	Consistent with the provisions of Paragraph 5 hereof, BRNI agrees to conduct initial research on polyunsaturated fatty acid derivatives (“PUFA derivatives”) for the purpose of developing a commercially usable PKC epsilon activator, and the payments set forth in Paragraph 2 above shall satisfy any and all of NTRP’s obligations to BRNI for its work pursuant to this Paragraph 11. Phase I studies of PUFA derivatives for activation of PKC epsilon will consist of screening at least five (5) of the most potent PUFA derivatives for their activation of five (5) principal PKC isozymes-namely alpha, epsilon, gamma, beta, and delta isozymes. This screening will identify the most specific activators of PKC epsilon and will define the dose response relationships for this activation. This screening will include purified isozymes that are available and/or antibodies that are specific for these isozymes. In addition, the same screening will assay isozyme activation in at least one purified cell culture system such as cultured rat hippocampal neurons or their equivalents, such as cultured human neurons, neuroblastoma cells, etc. If requested by NTRP, further PUFA derivative studies or screenings not set forth herein shall constitute Phase II studies and Services for such studies or screenings will require a new SOW pursuant to Paragraph 3.1 of the TLSA.

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12.	Consistent with the provisions of Paragraph 5 hereof, BRNI agrees to provide assistance, advice and other similar services to NTRP regarding NTRP’s analysis of bryologs, if requested by NTRP, pursuant to NTRP’s agreement with Stanford University, for the purpose of developing a commercially usable PKC epsilon activator, and the payments set forth in Paragraph 2 above shall satisfy any and all of NTRP’s obligations to BRNI for its Services pursuant to this Paragraph 12. It is understood and agreed that Stanford University is performing the initial screening of its bryologs and BRNI will be available to consult as stated above in this Paragraph 12. If requested by NTRP, Services relating to additional initial screenings which may be performed by BRNI or Phase II screening of the bryologs by BRNI would require a new SOW pursuant to Paragraph 3.1 of the TLSA.

13.	BRNI will transfer within three (3) business days of the execution of this SOW Agreement, to Bioconvergence for secure storage, up to 90% (i.e. .8793 grams) of the bryostatin drug substance which BRNI received pursuant to the BRNI-NCI MTA agreement (Amendment #1, Material Transfer Agreement #12-2-00083), and has remaining in its possession as of this date, together with 609 bryostatin kits containing drug substance for non-human use. NTRP shall reimburse BRNI for all pre-approved costs and expenses incurred by BRNI, if any, associated with the transfer, including shipment and insurance costs, of such drug substances upon presentation to NTRP of invoices for such expenses. The Parties agree that the transferred bryostatin drug substance shall remain subject to the requirements of the BRNI-NCI MTA, as amended, and further agree that no further transfer or use of the transferred bryostatin to any other party shall occur without BRNI’s written consent in accordance with BRNI’s requirements under the aforementioned MTA agreement; provided however, that BRNI hereby consents to the transfer of such bryostatin to the entities listed on Attachment G, which is attached hereto and made a part hereof; and further provided that upon a request by NTRP for any further transfers of such bryostatin, BRNI shall expeditiously make such request of NCI, as may be required under the MTA, and BRNI shall use its best efforts to obtain such consent; and further provided that if NCI consents to a transfer in accordance with BRNI’s requirements under the aforementioned MTA agreement, as stated above, then BRNI’s consent shall not be unreasonably withheld. BRNI reserves the right to recall unused quantities of such drug substance from Bioconvergence if BRNI so requires for pre-clinical or clinical studies to be conducted by BRNI and NTRP no longer has a need for the drug substance, in which case NTRP shall arrange to ship such drug substance to BRNI at BRNI’s direction and at BRNI’s expense.

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14.	If requested by NTRP and subject to a separate SOW, NTRP shall reimburse BRNI for Dr. Dan Alkon’s time spent on services not reasonably related to this SOW Agreement.

15.	BRNI hereby agrees to provide access, on a reasonable basis, by NTRP to BRNI’s intellectual property counsel and shall make available, with counsel, all pertinent information in the possession of counsel regarding the licensed Intellectual Property. For efficiency’s sake, NTRP’s and BRNI’s CEO’s shall contact such counsel together, with others that they may invite to participate. Furthermore, BRNI agrees to provide promptly to NTRP a written disclosure of any Invention in the Field conceived or reduced to practice. Also, BRNI shall keep NTRP reasonably informed of all patent related activity with respect to the Intellectual Property in the Field and shall make office actions and responses thereto available to NTRP for comment.

16.	NTRP hereby represents that it is engaged in efforts to raise additional capital for NTRP and hereby agrees that any such capital raised shall constitute B Round Financing, within the meaning of Paragraph 4.3 of the TLSA, and therefore NTRP further agrees to pay to BRNI 5 % of the amount raised as an advance payment of future Royalty payable under Paragraph 4.5 of the TLSA.

17.	NTRP hereby agrees that this SOW shall also serve as an agreement between NTRP and BRNI whereby Dr. Dan Alkon will advise and consult with NTRP regarding NTRP’s contract with Mt. Sinai Hospital for the use of bryostatin in the treatment of Neimann Pick disease. NTRP hereby agrees to pay BRNI twenty thousand dollars ($20,000) in quarterly payments in the twelve months from the date of this Agreement. For clarity, the payment set forth herein is in addition to the payments set forth in paragraph 2 hereof.

18.	For the avoidance of doubt, this SOW Agreement shall not (i) act to waive other rights or remedies available to BRNI under the TLSA, including, but not limited to, the provisions of Paragraphs 3.1 and 3.2 of the TLSA following the date hereof, (ii) affect either Party’s rights or obligations under the TLSA, or (iii) act to modify the terms or conditions of the TLSA in any way.

19.	The parties agree that the following paragraphs of this SOW shall survive the expiration of this SOW and shall remain in effect for the term of the TLSA: paragraphs 5, 9, 13, 15, 16, and this paragraph 19. The parties further agree that paragraph 17 shall expire twelve months from the date of this Agreement, and paragraph 8 shall expire as set forth therein.

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Dated: February 4, 2015 and effective as of October 1, 2014

Neurotrope Bioscience, Inc.		Blanchette Rockefeller Neurosciences Institute

By:	/s/ Charles S. Ramat	By:	/s/ William S. Singer

Name:	Charles S. Ramat	Name:	William S. Singer

Title:	President and Chief Executive Officer	Title:	President

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Attachment A List of Current Clinical Advisory Board Members

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Attachment B AD Therapeutic Support Services

1.	BRNI to participate in the design, protocols, trial implementation, site identification, FDA regulations, and interpretation of results of the clinical trials for the BRNI therapeutic drug platform for AD. NTRP, shall have the final decision rights in all aspects of clinical trial design, implementation, and interpretation for its commercialization, subject to BRNI’ s rights under Paragraphs 3.1 and 3.2 of the TLSA.

2.	BRNI will measure PKC epsilon in the blood samples obtained from the compassionate use/expanded access trial patients. It is understood and agreed by NTRP and BRNI that this SOW Agreement does not include the measurements set forth in this paragraph for clinical trial patients. It is further understood and agreed if NTRP requests that BRNI perform such measurements for clinical trial patients, such Services would require a new Statement of Work between NTRP and BRNI pursuant to the TLSA. BRNI will conduct pre-clinical studies on the dose-response relationship for Bryostatin in normal rodent species. Associated measurements to determine activation, downregulation, and synthesis of PKC epsilon in plasma will be included, as possible. NTRP shall have the right to review and approve all protocols prior to the commencement of these studies. It is understood and agreed between NTRP and BRNI that this SOW Agreement does not include studies referenced in this paragraph on Alzheimer’s transgenic mice. It is also understood that this SOW does not include measurements to quantify the relationships among doses, plasma levels, and brain levels of bryostatin and PKC epsilon for in vivo normal and/or transgenic rodent studies. It is further understood and agreed that, if requested by NTRP, Services to perform such studies on normal and/or Alzheimer’s transgenic mice would require a new Statement of Work between NTRP and BRNI pursuant to the TLSA.

3.	BRNI will conduct in vitro pre-clinical studies to determine the potency, specificity, and dose-response relationships for PUFA Derivatives that are possible lead candidates for PKC activators in clinical trials. It is understood and agreed between NTRP and BRNI that this SOW Agreement does not include in vivo studies on normal animals, Alzheimer’s transgenic mice, and other pre-clinical models of neurologic disorders (such as stroke, Fragile X, etc.) except as provided in Attachment F. It is further understood and agreed that if requested by NTRP, Services to perform such studies would require a new Statement of Work between NTRP and BRNI pursuant to the TLSA. NTRP shall have the right to review and approve all protocols prior to the commencement of these studies.

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Attachment C - Diagnostic Support Services

BRNI and NTRP will, within the next thirty (30) days establish the specifications for the diagnostic product that the Parties agree (i) must meet sensitivity and specificity confidence levels at 90% to be commercially acceptable and (ii) be able to reproduce statistically significant separation between non-AD dementia patients from AD patients. BRNI will conduct a prospective, double-blind validation trial for which all relevant data will be collected in a virtual data room that will be established by BRNI. This virtual data room will also store primary and derived data produced in the diagnostic laboratory (Rockville) in the past three years for the three AD Diagnostic Biomarkers. These past data are source document verified (as will be the planned validation trial data), i.e. they are traceable to notebooks, cell lines, images etc. All the files in Windows/Linux operating systems that we have used have a time stamp and history of accessing (See below). These will be available for inspection by BRNI, NTRP, and their agents. BRNI will provide Services to use two BRNI Biomarkers (PKC epsilon and Morphometrics) to assay all skin samples obtained for a Clinical Validation Trial (See Attachment B 1 below) to diagnose Alzheimer’s Disease (AD) patients in discrimination from age-matched controls and non-AD dementias such as those due to Huntington’s Chorea, Parkinson’s disease, and/or JakobCreuzfelt disease. BRNI will make these diagnostic measurements according to CLIA standards.

BRNI will provide the following Services to implement two BRNI Biomarker (PKC epsilon and Morphometrics). Assays on all skin samples obtained for a Clinical Validation Trial to diagnose Alzheimer’s Disease (AD) patients:

1.	Receiving and handling a sufficient number of skin samples, as determined by an independent statistician, from clinical sites such as the Johns Hopkins University (JHU).

2.	Purifying the skin samples to select and grow fibroblast cultures for the Biomarker analyses.

3.	Growing the cultures to sufficient quantity and density for Assay measurements.

4.	Measuring the PKC epsilon levels with and without A Beta oligomer applications.

5.	Measuring the fibroblast network formation with and without A Beta oligomer applications.

6.	Quantifying the above measures so as to distinguish AD patients from all other patients.

7.	Blindly collecting the above data for submission to a 3rd party statistician to analyze, codify, and unblind the final results, and

8.	Providing the statistician the results of both biomarker assays to be combined for a final diagnosis.

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BRNI will work with NTRP to design the validation trial to be sufficiently powered and validated so as to arrive at meaningful values for the sensitivity and specificity of diagnosing AD as stated above.

As described above, the collected data will be securely encrypted and stored in a virtual data room accessible only to carefully identified parties (particularly Neurotrope). Accounts and passwords for clients will be set up for those granted access to the virtual room, most likely using Secure Shell (SSH) communication which is encrypted - or its equivalent. Primary data files as well as results derived from all assays will be available. This will be in a readable format in ASCII or Excel format or an equivalent such as the Statistical Analysis Software (SAS) format. All data will be source document verified – i.e. every entry in the electronic database will be referenced to identifiable and retrievable signed notebook pages for those data transcribed from notebooks or referable to entries derived from electronic data capture. Data entries will have time and date stamps. Patient sample tracking logs will also be available for all trial participants. Similarly, the diagnostic laboratory (Rockville) will provide the quality control, instrument calibration, SOPs, and other documentation that are required for CLIA standards of laboratory practice.

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Attachment C-1

AD Dx Biomarkers - General Study Design

1.	The execution of the validation study for the diagnostic product is dependent on the following: The validation study will include 2 biomarkers, the PKC e - ASPD assay and the morphometric aggregation assay- to accurately diagnose Alzheimer’s disease. Overall sensitivity and specificity must be at 90% or greater to subsequently begin commercialization and marketing. It is anticipated that the study, on initiation, will be 12 months in duration. The costs for BRNI’s Services as described herein shall be covered by the payments provided in the SOW. The trial design shall include 1) clinical diagnoses, 2) autopsy validation of AD and Non-AD dementias, 3) genetic identification of Non-AD dementia patients such as Huntington’s Chorea, Parkinson’s Disease, and Tauopathies, and 4) Non-demented age-matched controls, i.e. patients identified by standard psychometric evaluations not to be demented.

2.	The determination of a sample size for both assays, ASPD stimulation assay and the morphometric assay, such that each has sufficient power to establish a statistically significant difference between the groups to be studied, as agreed upon by the statistician, Dr. Rick Thompson Johns Hopkins University (“JHU”), Warren Wasiewski, and Dan Alkon, and shall not to exceed 150.

3.	The parties have agreed to use the statistician, Dr. Thompson, in consultation with Warren Wasiewski and Dan Alkon, to assist in the formulation of the study design, including determination of a sample size for each of the three cohorts as described under #4 below and determination of appropriate statistical analysis methodology for data analysis. If Dr. Thompson becomes unavailable the parties will agree on a comparable substitute. Dr. Thompson’s total fee is estimated to be $20 - 30K and will be billed to BRNI, but reimbursed by Neurotrope.

4.	The study design must include the following:

a.	Patient population for study:
1.	Alzheimer’s dementia
2.	Non-Alzheimer’s dementia
3.	Age-matched controls

Agreement on primary and secondary end points is to be determined and mutually agreed to by Neurotrope and BRNI, with Dr. Thompson’s guidance and with the objective of 90% diagnostic sensitivity and specificity.

b.	Identification of sources for sample acquisition, so it is clear that the study can be completed if initiated. These sources will include the Alere, autopsy-validated dementia cases and JHU for age-matched controls, Alzheimer’s dementia patients, and Non-Alzheimer’s dementia patients. Neurotrope will, within a reasonable time after the execution of this SOW, pay $150,000 to Alere, Inc. as specified in Paragraph 8 of the SOW Agreement to access the autopsy-validated results in the possession of Alere. The Alere autopsy-validated patients may be included within the planned futility analysis outlined below. If the futility analysis, as set forth in paragraph d, subparagraphs i through v, fails, indicating that further sample analysis will not result in achieving statistically significant differences between the groups with 90% sensitivity and specificity, the study will be stopped. If the study passes the futility analysis, the study will be completed with the required additional patients from JHU.

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c.	The study will be blinded and the blinding codes held by an independent, unblinded individual who has no other responsibility for the study.

d.	The study will include a futility analysis at a sample size agreed upon by Neurotrope, BRNI, and Dr. Thompson as sufficient for a meaningful analysis. This futility analysis would include adequate numbers (determined by Dr. Thompson in consultation with Warren Wasiewski and Dan Alkon) in each of the 3 cohorts listed under #4a above, based on initial review of the statistics. This analysis will be in compliance with the following guidelines:
i.	Stopping rules and adequate confidence intervals for futility will be established by Dr. Thompson, subject to agreement by both parties.

ii.	Fully developed and agreed to protocols prior to the onset of the validation trial, as well as the futility analysis, will be completed and signed off by Neurotrope and BRNI prior to any work. These include:
1.	A protocol or protocols for the lab evaluation of PKC e and the morphology assay.

2.	A protocol that will be used for acquisition of skin samples as needed.
iii.	The futility analysis will be performed by an independent external review board established by Neurotrope and BRNI.

iv.	The independent external review board will consist of at least one neurologist with Alzheimer’s disease experience, one statistician and one research scientist; and may include additional members.
1.	No employees of BRNI, JHU or Neurotrope can participate on the external review board.

2.	A charter defining the board’s charge will be developed and signed off by Neurotrope and BRNI.

v.	The 3rd BRNI Biomarker (AD Index) would be used – on samples already collected – should the initial futility analysis demonstrate statistically that the two tested Biomarkers, either separately or in combination, could not yield 90% sensitivity and specificity. This would entail no additional cost to Neurotrope and will be covered within the Rockville laboratory budget (covered within the $200 K / month agreed upon).

5.	Written monthly reports on study progress will be provided to Neurotrope from BRNI.

6.	Neurotrope will have access to all raw data as requested and at the conclusion of the study.

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7.	BRNI and Dan Alkon will have overview responsibility for all diagnostic data collection, recording, and processing. Raw data and processed data will then be transmitted to Dr. Thompson who will have ultimate responsibility for unblinding at the completion of the study, final analysis, and reporting to Neurotrope and BRNI.

8.	All laboratory procedures will be monitored by a CLIA consultant, at BRNI’s expense, who ensures compliance with CLIA standards.

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Attachment D

The NTRP/Johns Hopkins University Agreement for a clinical validation trial shall:

(a)           Identify and clinically diagnose Alzheimer’s patients and controls pursuant to the AD Dx Biomarkers- General Study Design as set forth in Attachment C-1 hereof,

(b)           Obtain and send punch biopsy skin samples to BRNI under blind conditions, and perform autopsies when possible on study patients,

(c)           Maintain, blind, and transmit all study data to the designated statistician for analyses according to the study design pursuant to the AD Dx Biomarkers General Study Design as set forth in Attachment C-1 hereof, and

(d)           Provide for joint publication rights between BRNI, NTRP and JHU, with review and comment by NTRP, and further provide that required patent filings would occur on any new intellectual property prior to publication without causing any unreasonable delays for publication.

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Attachment E Letter to FDA re: Right of Reference [BRNI Letterhead]

February 4, 2015

Billy Dunn, MD, Acting Director
Division of Neurology Products
U. S. Food and Drug Administration
10903 New Hampshire Avenue
Bld. 22, Suite 4200
Silver Spring, MD 20993

General Correspondence
Subject: Transfer of Rights and Obligations of IND 71,276
SN0008

Dear Dr. Dunn:

The purpose of this correspondence is to inform you that effective, 2/4/2015, the Blanchette Rockefeller Neuroscience Institute (hereinafter, BRNI) hereby transfers the rights and obligations of IND 71,276 to Neurotrope BioScience, Inc., 50 Park Place, Suite 1401, Newark, New Jersey 07102 (hereinafter, Neurotrope) with respect to all clinical trials being conducted or to be conducted by Neurotrope. BRNI is reserving all rights and obligations under the IND with respect to all compassionate use/expanded access protocols that BRNI is supporting or may support in the future. BRNI will provide Neurotrope with a copy of the original IND and all records pertaining to it. Neurotrope will assume all administrative, maintenance and reporting responsibilities of the IND from the date of transfer for the clinical trials being conducted or to be conducted by Neurotrope.

Future communications regarding the IND should be directed to:

Dr. Warren Wasiewski, Executive Vice President, Development and
Chief Medical Officer
Neurotrope BioScience, Inc.
50 Park Place
Suite 1401
Newark, New Jersey 07102
973.242.0005

with a copy to the undersigned.

Sincerely,

Shana Phares, CEO

Cc: Dr. Warren Wasiewski

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Attachment F Fragile X

Phase I

Bryostatin 1 will be administered to mice with the Fragile X gene during a critical period of the developing brain (2 - 4 weeks post-natal). All of the major pathologic markers of Fragile X mental retardation will be assayed for wild-type, Fragile X mice, and age-matched controls with and without treatment with Bryostatin 1, as well as behavioral assessments. These markers will include synaptic morphology as measured by confocal microscopy, spatial maze learning, and GSK-3 Beta levels.

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Attachment G List of Current Recipients of Bryostatin

MPI Research

BioReliance Inc.

Intertek Pharmaceutical Services, Inc.

ViTrax

ChanTest Corp.

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